SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Biolase, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0442441
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 Cromwell, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Preferred Stock	NASDAQ

Securities to be registered pursuant to Section 12(g) of the Act:

n/a

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On March 16, 2014, the Board of Directors (the “Board”) of Biolase, Inc. (the “Company”) approved an Amended and Restated Second Amendment, dated as of March 16, 2014 (the “Amendment”), to the Rights Agreement, dated as of December 31, 1998, as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., successor to U.S. Stock Transfer Corporation, as rights agent (the “Rights Agreement”). The Amended and Restated Second Amendment was entered into in order to ensure the Company’s previously announced intention to change the triggering level of share ownership under the Rights Agreement from 15% to 20% of the Company’s Common Shares as of February 4, 2014 was unambiguously effected.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as an exhibit hereto and incorporated herein by this reference.

Item 2.	Exhibits.

Exhibit Number	Exhibit

4.1	Amended and Restated Second Amendment to Rights Agreement, dated as of December 31, 1998, as amended, between the Company and Computershare Trust Company, N.A., successor to U.S. Stock Transfer Corporation, as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BIOLASE, INC.

By:	/s/ Federico Pignatelli
Federico Pignatelli
Chairman and Chief Executive Officer

Date: March 28, 2014

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amended and Restated Second Amendment to Rights Agreement, dated as of December 31, 1998, as amended, between the Company and Computershare Trust Company, N.A., successor to U.S. Stock Transfer Corporation, as rights agent.

4